Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the use of our reports dated March 6, 2014, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.
(signed) KPMG LLP
Seattle, Washington
November 5, 2014